Exhibit 99.1

Resources Connection, Inc. Reports Second Quarter Results for Fiscal 2019

Q2 2019 revenue increases 20.5% year-over-year to $188.8 million
SG&A as a percent of revenue improves by 250 basis points sequentially and 120 basis points YOY
Q2 2019 gross margin improves to 38.9% from 37.9% in prior year quarter
Q2 2019 diluted earnings per common share increases to $0.33 compared to $0.27 in prior year quarter
Q2 2019 net income increases to $10.6 million compared to $8.1 million in prior year quarter
Q2 2019 Adjusted EBITDA Margin at 10.6% compared to 8.5% in prior year quarter

IRVINE, Calif.--(BUSINESS WIRE)--January 3, 2019--Resources Connection, Inc. (Nasdaq: RECN), a multinational business consulting firm, operating as Resources Global Professionals (the “Company” or “RGP”), today announced its financial results for the second quarter ended November 24, 2018.

Second Quarter 2019 Revenue Financial Highlights

  Revenue of $188.8 million, up $32.1 million (20.5%) over the second quarter of fiscal 2018.
  U.S. revenue* increased 24.7% over the second quarter of fiscal 2018.
  European revenue* increased 0.9% (4.2% constant currency**) over the second quarter of fiscal 2018; twelfth successive quarter-over-quarter growth.
  Asia Pacific revenue increased 4.4% (7.4% constant currency**) over the second quarter of fiscal 2018.

Management Commentary

“We are extremely pleased by the momentum in our business now,” said Kate Duchene, president and chief executive officer. “I attribute the improving results to three important changes in our Go To Market efforts -- the client service and technical sales teams spend more time in front of clients, we have improved the alignment of our incentive systems to sales growth and velocity in our sales efforts has been delivered by a focused business development team.”

Other Second Quarter 2019 Financial Highlights

  Gross margin of 38.9% improved from 37.9% in the prior year second quarter due to improvement in the pay rate to bill rate ratio and lower costs in the Company’s self-insured medical program.
  Selling, general and administrative (“SG&A”) expense of $55.0 million (29.1% of revenue) compared to $47.5 million (30.3% of revenue) in the second quarter of fiscal 2018 shows improvement as a percent of revenue of 120 basis points year-over-year. On a sequential basis, SG&A improved by $1.4 million or 250 basis points as a percent of revenue, reflecting reduced spend as well as improved leverage. Sequentially, transformation expenses decreased in the second quarter by $0.8 million.
  Tax rate of 33% in the second quarter due primarily to the favorable impact of the Tax Cuts and Jobs Act, partially offset by non-benefit of losses in international operations. The tax rate of 21% in the prior year was favorably impacted by the reversal of valuation allowances of $2.4 million that offset deferred tax assets of certain foreign entities.
  Pre-tax income increased in the second quarter to $15.7 million compared to $10.3 million in the prior year second quarter; net income increased to $10.6 million compared to $8.1 million in the prior year second quarter.
  Diluted earnings per common share increased to $0.33 compared to $0.27 in the prior year second quarter.
  Adjusted EBITDA*** of $20.0 million (10.6% as a percent of revenue) compared to $13.4 million (8.5% as a percent of revenue) in the prior year second quarter.
  Net cash provided by operating activities for the three months ended November 24, 2018 was $18.3 million compared to $14.8 million in the prior year comparable period.
  The Board of Directors approved a $0.13 per share dividend to shareholders in the second quarter for $4.1 million (paid in December), compared to a $0.12 per share dividend and $3.6 million in the prior year second quarter; Company share buybacks in the second quarter totaled approximately 339,000 shares for $5.5 million, with $107.0 million remaining for future common stock purchases as of November 24, 2018.
  Cash and cash equivalents were $40.8 million as of November 24, 2018.

Other First Half Fiscal 2019 Financial Highlights

  Revenue of $367.4 million, up $69.5 million (23.3%) over the same period of fiscal 2018.
  Gross margin of 38.5% improved from 38.0% in the comparable prior year period.
  SG&A expense of $111.3 million (30.3% of revenue) compared to $94.9 million (31.9% of revenue) for the first six months of the prior year. The increase reflects $10.5 million of additional payroll and benefits from acquisitions and headcount to support growth of critical markets; $5.6 million of bonus and commissions tied to revenue growth; $1.6 of marketing spend; and $1.8 million in other categories; offset by lower spend on severance and acquisition/transformation/integration costs of $3.1 million.
  Tax rate of 35% compared to 33% in the comparable prior year period.
  Pre-tax income increased to $24.9 million compared to $15.3 million in the comparable prior year period; net income increased to $16.3 million compared to $10.3 million in the comparable prior year period.
  Diluted earnings per common share increased to $0.50 compared to $0.34 in the comparable prior year period.
  Adjusted EBITDA*** of $33.2 million (9.0% as a percent of revenue) compared to $21.3 million (7.1% as a percent of revenue) in the comparable prior year period.
  Net cash provided by operating activities for the six months ended November 24, 2018 was $1.7 million compared to $1.6 million in the comparable prior year period.
  Dividends paid during the fiscal year to date of $7.9 million compared to $6.8 million in the comparable prior year period; Company share buybacks year to date of approximately 807,000 shares for $13.0 million.

Other News

Today, the Company also announced the planned retirement of its Chief Accounting Officer, John Bower, during the fourth quarter of fiscal 2019. Mr. Bower has been with the Company in various financial roles since 1998. The Company has commenced a search for a Senior Vice President of Finance position.

Footnotes

*The Company completed its integration of the operations of Accretive Solutions, Inc. effective with the start of the first quarter of fiscal 2019. Accretive was acquired December 4, 2017. With the completion of the integration of Accretive, it is not possible to separately identify revenue generated by legacy Accretive operations as opposed to RGP; therefore, the Company is unable to provide a separate organic revenue amount for results during fiscal 2019. The Company’s other acquisition during fiscal 2018, taskforce, remains separate for accounting purposes in Europe and, in order to provide a more comprehensive view of revenue trends in our European business, organic revenue is presented and defined as revenue without the revenue of taskforce for the applicable period. A table is provided below with revenue data on an as-reported basis (GAAP) for the respective periods and revenue without taskforce in the same periods. The table also reports the impact on revenue of exchange rate fluctuations between the United States dollar and currencies in countries in which the Company operates.

**Year over year constant currency results for international revenue are computed using the comparable second quarter fiscal 2018 conversion rates, and the sequential quarter constant currency international revenue is computed using the comparable first quarter fiscal 2019 conversion rates. Additional information is provided below.

***Adjusted EBITDA, a non-GAAP financial measure, is defined as earnings before interest, income taxes, depreciation, amortization, contingent consideration adjustments and stock-based compensation. A reconciliation table is provided below.

Conference Call Information

RGP will hold a conference call for analysts and investors at 5:00 p.m., ET today, January 3, 2019. This conference call will be available for listening via a webcast on the Company’s website: http://www.rgp.com. An audio replay of the conference call will be available through January 10, 2019 at 855-859-2056. The conference ID number for the replay is 7073056. The call will also be archived on the RGP website for 30 days.

About RGP

RGP, the operating subsidiary of Resources Connection, Inc. (Nasdaq: RECN), is a multinational business consulting firm that helps leaders execute internal initiatives. Partnering with business leaders, we drive internal change across all parts of a global enterprise – accounting; finance; governance, risk and compliance management; corporate advisory, strategic communications and restructuring; information management; human capital; supply chain management; and legal and regulatory.

RGP was founded in 1996 within a Big Four accounting firm. Today, we are a publicly traded company with over 4,300 professionals, annually serving over 2,400 clients around the world from 74 practice offices.

Headquartered in Irvine, California, RGP has served 86 of the Fortune 100 companies.

The Company is listed on the Nasdaq Global Select Market, the exchange’s highest tier by listing standards. More information about RGP is available at http://www.rgp.com. (RECN-F)

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “remain,” “should” or “will” or the negative of these terms or other comparable terminology. In this press release, such statements include statements regarding our expectations for growth, and the impact of our strategic initiatives. Such statements and all phases of the Company’s operations are subject to known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievements and those of our industry to differ materially from those expressed or implied by these forward-looking statements. Risks and uncertainties include our ability to successfully execute on our strategic initiatives, our ability to compete effectively in the highly competitive professional services market and to secure new projects from clients, seasonality, overall economic conditions and other factors and uncertainties as are identified in our most recent Quarterly Report on Form 10-Q and our other public filings made with the Securities and Exchange Commission (File No. 0-32113). Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business or operating results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not intend, and undertakes no obligation, to update the forward-looking statements in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless required by law to do so.

RESOURCES CONNECTION, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	November 24,	November 25,	November 24,	November 25,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)
Revenue	$188,799	$156,738	$367,357	$297,924
Direct cost of services	115,378	97,319	225,785	184,807
Gross margin	73,421	59,419	141,572	113,117
Selling, general and administrative expenses (1)	54,959	47,498	111,325	94,913
Operating income before amortization and depreciation (1)	18,462	11,921	30,247	18,204
Amortization of intangible assets	952	322	1,907	322
Depreciation expense	1,197	947	2,266	1,887
Operating income (1)	16,313	10,652	26,074	15,995
Interest expense	642	397	1,247	734
Interest income	(34)	(32)	(113)	(60)
Income before provision for income taxes (1)	15,705	10,287	24,940	15,321
Provision for income taxes (2)	5,141	2,149	8,635	5,071
Net income (1),(2)	$10,564	$8,138	$16,305	$10,250
Net income per common share:
Basic (1),(2)	$0.33	$0.27	$0.51	$0.34
Diluted (1),(2)	$0.33	$0.27	$0.50	$0.34
Weighted average common shares outstanding:
Basic	31,721	30,173	31,731	29,991
Diluted	32,446	30,579	32,457	30,319
Cash dividends declared per common share	$0.13	$0.12	$0.26	$0.24

EXPLANATORY NOTES

(1)	Selling, general and administrative expenses include non-cash compensation expense for employee stock option grants, restricted share grants and employee stock purchases of $1.7 million and $1.5 million for the three months ended November 24, 2018 and November 25, 2017, respectively, and $3.0 million and $3.1 million for the six months ended November 24, 2018 and November 25, 2017, respectively.

(2)	The Company’s effective tax rate was approximately 33% and approximately 21% for the three months ended November 24, 2018 and November 25, 2017, respectively, and approximately 35% and approximately 33% for the six months ended November 24, 2018 and November 25, 2017, respectively. On December 22, 2017, the Tax Cuts and Jobs Act was enacted in the U.S. which lowered the US statutory federal tax rate from 35% to 21% effective January 1, 2018, resulting in a blended US statutory federal tax rate of approximately 29% implemented in the third quarter of the Company’s fiscal year ended May 26, 2018. The three months ended November 25, 2017 includes the reversal of approximately $2.4 million of valuation allowances on the deferred tax assets of certain foreign entities.

For all periods presented, the Company is unable to benefit from, or has limitations on the benefit of, tax losses in certain foreign jurisdictions. To a lesser extent, the accounting treatment under GAAP for the cost associated with unexercised expiring stock options and shares purchased through the Employee Stock Purchase Plan has caused volatility in the Company’s effective tax rate.

RESOURCES CONNECTION, INC.
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	November 24,	November 25,	November 24,	November 25,
	2018	2017	2018	2017

	(Unaudited)		(Unaudited)

Net income	$10,564	$8,138	$16,305	$10,250
Adjustments:
Amortization of intangible assets	952	322	1,907	322
Depreciation expense	1,197	947	2,266	1,887
Interest expense	642	397	1,247	734
Interest income	(34)	(32)	(113)	(60)
Provision for income taxes	5,141	2,149	8,635	5,071
EBITDA	18,462	11,921	30,247	18,204
Stock-based compensation expense	1,652	1,450	3,013	3,062
Contingent consideration adjustment	(130)	-	(33)	-
Adjusted EBITDA	$19,984	$13,371	$33,227	$21,266
Revenue	$188,799	$156,738	$367,357	$297,924
Adjusted EBITDA Margin	10.6%	8.5%	9.0%	7.1%

EXPLANATORY NOTE

The Company utilizes certain financial measures and key performance indicators that are not defined by, or calculated in accordance with, GAAP to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures. EBITDA is calculated as net income before amortization of intangible assets, depreciation expense, interest and income taxes. Adjusted EBITDA is calculated as EBITDA plus stock-based compensation expense plus or minus contingent consideration adjustments. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by revenue. We believe that EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin, which are used by management to assess the core performance of our Company, also provide useful information to our investors because they are alternative financial measures that investors can also use to assess the core performance of our Company and compare it to the Company’s peers. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our profitability or liquidity. These measures should be considered in addition to, and not as a substitute for, net income, earnings per share, cash flows or other measures of financial performance prepared in accordance with GAAP.

RESOURCES CONNECTION, INC.
SELECTED BALANCE SHEET, CASH FLOW AND OTHER INFORMATION
(Amounts in thousands, except consultant headcount and average rates)

	November 24,	May 26,
SELECTED BALANCE SHEET INFORMATION:	2018	2018

	(Unaudited)

Cash and cash equivalents	$40,823	$56,470
Accounts receivable, less allowances	$146,499	$130,452
Total assets	$431,290	$432,674
Current liabilities	$85,585	$94,524
Total stockholders’ equity	$277,410	$268,825

	Six Months Ended
	November 24,	November 25,
SELECTED CASH FLOW INFORMATION:	2018	2017

	(Unaudited)

Cash flow -- operating activities	$1,665	$1,640
Cash flow -- investing activities	$(3,408)	$(4,206)
Cash flow -- financing activities	$(13,298)	$(2,907)

	November 24,	May 26,
SELECTED OTHER INFORMATION:	2018	2018
Consultant headcount, end of period	3,389	3,247
Average bill rate, second quarter	$124	$124
Average pay rate, second quarter	$62	$64
Average bill rate (constant currency-Q2 18), second quarter	$124	--
Average pay rate (constant currency-Q2 18), second quarter	$63	--
Common shares outstanding, end of period	31,724	31,614

RESOURCES CONNECTION, INC.
CONSTANT CURRENCY REVENUE COMPARISON
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	November 24,	November 25,
	2018	2017	% Change
Consolidated Revenue -- GAAP	$188,799	$156,738	20.5%
Consolidated Revenue -- Constant Currency (1)	$190,137		21.3%
United States Revenue -- GAAP	$148,901	$119,443	24.7%
North America Revenue -- GAAP	$153,823	$122,458	25.6%
North America Revenue -- Constant Currency (1)	$154,046		25.8%
Europe Revenue -- GAAP	$23,163	$22,961	0.9%
Europe Revenue -- Constant Currency (1)	$23,932		4.2%
Asia Pacific Revenue -- GAAP	$11,813	$11,319	4.4%
Asia Pacific Revenue -- Constant Currency (1)	$12,159		7.4%

	Three Months Ended
	November 24,	August 25,
	2018	2018	% Change
Consolidated Revenue -- GAAP	$188,799	$178,558	5.7%
Consolidated Revenue -- Constant Currency (2)	$189,270		6.0%
United States Revenue -- GAAP	$148,901	$141,229	5.4%
North America Revenue -- GAAP	$153,823	$146,171	5.2%
North America Revenue -- Constant Currency (2)	$153,809		5.2%
Europe Revenue -- GAAP	$23,163	$20,684	12.0%
Europe Revenue -- Constant Currency (2)	$23,388		13.1%
Asia Pacific Revenue -- GAAP	$11,813	$11,703	0.9%
Asia Pacific Revenue -- Constant Currency (2)	$12,074		3.2%

	Six Months Ended
	November 24,	November 25,
	2018	2017	% Change
Consolidated Revenue -- GAAP	$367,357	$297,924	23.3%
Consolidated Revenue -- Constant Currency (3)	$368,887		23.8%
United States Revenue -- GAAP	$290,130	$232,568	24.8%
North America Revenue -- GAAP	$299,994	$238,395	25.8%
North America Revenue -- Constant Currency (3)	$300,503		26.1%
Europe Revenue -- GAAP	$43,847	$38,110	15.1%
Europe Revenue -- Constant Currency (3)	$44,503		16.8%
Asia Pacific Revenue -- GAAP	$23,516	$21,419	9.8%
Asia Pacific Revenue -- Constant Currency (3)	$23,881		11.5%

EXPLANATORY NOTES

In order to provide a more comprehensive view of trends in our business, this table shows revenue data on an as-reported basis (GAAP) for the respective periods and relative change in the same periods from the impact on revenue of exchange rate fluctuations between the United States dollar and currencies in countries in which the Company operates. Revenue for the three and six months ended November 24, 2018 attributable to Accretive, acquired December 4, 2017, cannot be segregated as the legacy operations of Accretive have been fully integrated into daily operations of RGP as of May 27, 2018.

(1) The percentage change in revenue on a constant currency basis is calculated using the average foreign exchange rates for the second quarter of fiscal 2018 and applying those rates to foreign-denominated revenue in the second quarter of fiscal 2019.

(2) The percentage change in revenue on a constant currency basis is calculated using the average foreign exchange rates for the first quarter of fiscal 2019 and applying those rates to foreign-denominated revenue in the second quarter of fiscal 2019.

(3) The percentage change in revenue on a constant currency basis is calculated using the average foreign exchange rates for the six months ended November 25, 2017 and applying those rates to foreign-denominated revenue for the six months ended November 24, 2018.

CONTACT:
Media Contact:
Michael Sitrick
(US+) 1-310-788-2850
mike_sitrick@sitrick.com

Analyst Contact:
Herb Mueller, Chief Financial Officer
(US+) 1-714-430-6500
herb.mueller@rgp.com